Exhibit 10.70
August 4, 2008
Raymond J. Ciarvella
6783 W. Princeton Place
Denver, CO 80235
Dear Ray:
This letter will confirm our discussion and mutual agreement regarding your separation from permanent full time employment with Nelnet or its subsidiaries (including 5280 Solutions, LLC and collectively defined here as “Nelnet”) as of July 15, 2008 (the “Termination Date”). As we have discussed, the terms of our agreement are as follows, and any prior agreements or arrangements related to your employment are void.
1.
Compensation and Benefits. You will receive the following compensation and benefits, which exceed amounts Nelnet would otherwise be required to pay you under our normal policies and procedures or any other law, rule or agreement:

a.
In lieu of notice, in lieu of any other monies you may be entitled to, and the provisions of this Agreement, the amount of four hundred fifty thousand dollars ($450,000), less applicable taxes and other deductions (“Payment”) on or before August 15, 2008 via direct deposit to your bank account. The Payment includes any amount you may have been entitled to pursuant to the company’s incentive program for 2008. The Payment does not include (i) your regular payroll through the Termination Date; and (ii) all accrued but unused Earned Time Off (ETO) as of the Termination Date, both of which were paid to you on or about the Termination Date.

b.
You and your dependents will be eligible for health insurance coverage (including dental and vision coverage if applicable) pursuant to the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”), based on the coverage you had in place upon the Termination Date and at your own expense.

c.
Effective July 15, 2008, your participation in the Nelnet 401(k) plan and the Employee Stock Purchase Plan as well as your accrual of ETO, and your disability insurance and life insurance benefits have ceased in accordance with the provisions of those plans. Disability and life insurance benefits are convertible to a personal plan at your option. All restricted shares of Nelnet Class A Common Stock in your name which had not vested as of July 15, 2008 will be cancelled.

d.	You will receive Nelnet’s standard outplacement and career assistance services package via Lee Hecht Harrison, at Nelnet’s expense.
e.	You have received, without charge, a laptop computer with operating software and applications substantially similar to the one you were provided while employed with Nelnet.
f.
You will receive reimbursement for pre-approved business expenses (written approval of Nelnet’s President or Chief Financial Officer is required) which are incurred on behalf of Nelnet through July 15, 2008, upon submission of the same and subject to Nelnet’s standard policies for payment of such expenses.

2.
Waiver of Claims. In consideration of the amounts to be paid to you, you waive and release Nelnet, Inc. and its employees, agents, officers, directors, and shareholders, partners and affiliated companies; of and from any claims, demands, actions, charges, and causes of action, known and unknown, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of your employment with and separation from Nelnet and your compensation. This applies to claims under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967, as amended; Section 1981 of the Civil Rights Act of 1866; Executive Orders 11246 and 11478; the National Labor Relations Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963, as amended, the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Civil Rights Act of 1991; and any other law or ordinance, or any other basis of action, up to and including the date you execute this agreement. You further waive any rights and release Nelnet from any obligation to pay for any leave benefits of any kind upon ending of employment, whether accrued or not, including ETO and amounts pursuant to any incentive program.

3.	Other Items
a.
Confidentiality and Trade Secrets. This letter is confidential and may not be disclosed to any other person except as required by law or to your spouse, accountants or attorneys for legitimate purposes. You possess many trade secrets of Nelnet, such as customer lists, marketing strategies and financial information, all of which you must keep confidential at all times unless disclosure is authorized in writing by Nelnet.

b.
Agreement Not to Compete. For a period of twelve (12) months following the Termination Date, you agree not to engage, either directly or indirectly, in owning, managing, operating, joining, controlling, being employed by or participating in any manner in the ownership, management, operation or control of, or to be connected in any manner with any person, firm, corporation, company (other than Nelnet), partnership, joint venture or the like which in any way, either directly or indirectly, is engaged in any activity which is directly or indirectly competitive with Nelnet, without the prior express written consent and permission of Nelnet, provided, however, the foregoing does not prevent your ownership of shareholdings of 1% or less of publicly traded companies. Notwithstanding the foregoing, the provisions of this paragraph shall only apply to the products and services offered by or in development at Nelnet (including 5280 Solutions, LLC), and the activities in which Nelnet (including 5280 Solutions, LLC) was engaged as of the Termination Date and with which you were involved during your employment, all as set forth on Exhibit “A” hereto. This Agreement shall supersede and terminate any existing employment agreement, oral or written, between you and Nelnet. The period of your agreement not to compete shall be extended to include any period of time in which you are or were engaged in activities constituting a breach of this paragraph and any period of time required to litigate with respect to such activities, provided such litigation results in a finding that you were engaged in activities constituting a breach hereof. You and Nelnet agree that a breach hereof will cause irreparable injury to Nelnet, and that monetary damage would not provide an adequate remedy for such breach and that therefore Nelnet may elect to have this paragraph specifically enforced by any court having equity jurisdiction, without the requirement of posting bond or other security.

c.
Nonsolicitation. You will not at any time for a period of twelve (12) months from and after the Termination Date, directly or indirectly solicit any employee of Nelnet to leave the employ of their employer.

d.
Employment Inquiries. In keeping with our standard policies, Nelnet will answer external employment-related inquiries by indicating only the position(s) held by you, your dates of employment, your responsibilities, and a confirmation of your last salary. Please direct all such inquiries to Nelnet’s People Services department.

e.
Statements. You agree not to make written or oral statements or take any action directly or indirectly, which you know or reasonably should know to be disparaging or negative concerning Nelnet, and you agree not to suggest to anyone that any such statements be made or to urge or influence any person to make any such statement. You will refrain from expressing any disparaging or negative opinions concerning your separation from Nelnet, any of Nelnet’s officers, directors, or employees, or any other matters relative to Nelnet’s reputation as an employer.

f.
Indemnification. As a former corporate officer of Nelnet, Nelnet will continue to provide you with indemnification relating to events which occurred while you were a corporate officer, to the fullest extent permitted under applicable law and Nelnet’s by-laws (including but not limited to any director and officer liability insurance to the extent provided under Nelnet’s policy).

g.
REVIEW AND REVOCATION PERIODS. YOU HAVE TWENTY ONE (21) DAYS FROM JULY 15, 2008 TO REVIEW AND CONSIDER THIS AGREEMENT BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. ALSO, YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF SIGNING IT, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO: EVAN ROTH, 3015 S. PARKER RD. SUITE 400, AURORA, CO 80014. THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE AND THE PAYMENTS AND BENEFITS WILL NOT BE MADE OR BECOME EFFECTIVE UNTIL THE END OF THIS REVOCATION PERIOD. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT BE EFFECTIVE OR ENFORCED, AND YOU WILL NOT RECEIVE ANY PAYMENTS HEREUNDER.

h.
The terms of this Agreement have been changed from that initially provided to you on July 15, 2008. The changes were made as a result of negotiations between you and Nelnet. It is agreed that the changes, whether material or immaterial, do not restart the running of the 21 day period to review and consider the Agreement and that the running of the 21 day period shall be deemed to have started on July 15, 2008.

i.
In the event you sign this Agreement prior to the 21 day time period, you hereby state and affirm that: (1) your decision to accept such shortening of time is knowing and voluntary; (2) your decision to accept such shortening of time was not induced by Nelnet through fraud or misrepresentation, and (3) your decision to accept such shortening of time was not induced by Nelnet through a threat to withdraw or alter the offer prior to the expiration of the 21 day time period, or by providing different terms to employees who sign the release prior to the expiration of such time period.

j.	This agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nebraska.
Ray, thank you for your service to Nelnet. We wish you all the best in the future. Please sign below to acknowledge your agreement to the terms of this letter.
Sincerely,
Mike Dunlap,
Chief Executive Officer
Nelnet, Inc.
I have read and understand the terms of my mutual separation agreement from Nelnet as described above. I am entering into this agreement voluntarily and have had an opportunity to consult with an attorney before signing this agreement.

/s/ Raymond J. Ciarvella

Raymond J. Ciarvella

EXHIBIT “A”
ACTIVITIES PROTECTED BY NONCOMPETITION AGREEMENT
The following activities, products and services are subject to the agreement of noncompetition set forth in paragraph 3.b. of the letter agreement to which this Exhibit “A” is attached.
1.	Education loan origination, disbursement, processing and servicing services

2.	Computer software systems, programs and applications for origination, disbursement, processing and servicing of education loans in the United States and Canada

3.	GoHazel

4.	GenerationVoice

5.	Dynamic Forms

6.	Enterprise content management solutions (Dynamic Payables, Dynamic Filer, UConnect and related offerings)

7.	TRACS time tracking

8.	Certified Mail

9.	Contract Compass

10.	Transcript Broker

11.	Webmentum

12.	Student Manager